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                                                                   Exhibit 10.16


                              FTP SOFTWARE, INC.

                        1995 EXECUTIVE COMPENSATION PLAN
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                        1995 EXECUTIVE COMPENSATION PLAN

The Board of Directors of FTP Software, Inc. believe that the company has grown and matured to the point where a formal Executive Compensation Plan is necessary to attract and maintain the executive talent required to allow the company to achieve its current and future objectives. Executives covered by the Plan are those who have executed a 1995 Officer's Agreement.

The components of this plan will be as follows:

     Base Salary:  Will be competitive and in the middle range.

     Performance Bonuses: Will be a percentage of base salary and will be earned based upon predetermined criteria tied to key performance objectives of the business.

     Stock Options:  Will be granted from time to time based on performance.

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                           1995 EXECUTIVE BONUS PLAN


1995 Bonus Plan:

For the applicable percentage of base salary, as determined by the Company's Board of Directors and set forth in each Executive Officer's Agreement, the Company must achieve the following performance:

Target:                                           Value:
- ------                                            -----
100% of Revenue Plan         33 1/3% of [applicable percentage] of base salary
100% of Profit Plan          33 1/3% of [applicable percentage] of base salary
100% of Cash Plan            33 1/3% of [applicable percentage] of base salary

The entry level for minimum achievement will be 100% and maximum achievement will be 120% of plan.

The performance curve will be from 100% to 120% of plan with the minimum and maximum applicable percentage of base salary to be determined by the Company's Board of Directors and set forth in each Executive Officer's Agreement.

The performance curve is interpolated between the criteria defined above. For example, if the applicable percentage is 30% of base salary, for achievement at 105%, a bonus of 35% of base salary is payable.

The Company's Board of Directors has currently set the minimum applicable percentage at 25% to 35% and the maximum applicable percentage at 50%.

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                                 REVENUE PLAN

Entry Point: No Annual Bonus will be paid for performance which is less than 100% of budget.

Additional Payments: The bonus will increase from 33 1/3% of the minimum applicable percentage, as determined by the Company's Board of Directors, of base salary at 100% performance against budget. From 100% performance against budget, the bonus will increase to 33 1/3% of the maximum applicable percentage, as determined by the Company's Board of Directors, of base salary at 120% performance against budget.

The maximum bonus payable is that percent of base salary indicated at the 120% of performance against budget level.


                                  PROFIT PLAN

Entry Point: No Annual Bonus will be paid for performance which is less than 100% of budget.

Additional Payments: The bonus will increase from 33 1/3% of the minimum applicable percentage, as determined by the Company's Board of Directors, of base salary at 100% performance against budget. From 100% performance against budget, the bonus will increase to 33 1/3% of the maximum applicable percentage, as determined by the Company's Board of Directors, of base salary at 120% performance against budget.

The maximum bonus payable is that percent of base salary indicated at the 120% of performance against budget level.


                                   CASH PLAN

Entry Point: No Annual Bonus will be paid for performance which is less than 100% of budget.

Additional Payments: The bonus will increase from 33 1/3% of the minimum applicable percentage, as determined by the Company's Board of Directors, of base salary at 100% performance against budget. From 100% performance against budget, the bonus will increase to 33 1/3% of the maximum applicable percentage, as determined by the Company's Board of Directors, of base salary at 120% performance against budget.

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The maximum bonus payable is that percent of base salary indicated at the 120%
of performance against budget level.

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                         1995 BONUS PLAN PAYMENT TERMS

Payments: The Annual Bonus will be paid within ninety (90) days following the close of FTP's books.

General Terms:

     Adjustments: Equitable adjustments to the Program caused by FTP directives, external events, acquisitions, etc., may be made from time to time and will be confirmed by an exchange of letters between FTP and the participant. Adjustments must be approved by the Compensation Committee of the Board of Directors.

     Termination of Employment: In the event of termination of a Participant, the payment of all credited but unpaid monies under the Program will depend upon the circumstances of termination, as follows:

          1. If the Participant leaves of his/her own free will, credited but unpaid monies are forfeited.

          2. If FTP causes the termination, unilaterally or through negotiation, for other than cause, credited monies, including a pro-rata share of the then current year, will be paid at termination, or in accordance with the "Payments" paragraph above, at the option of FTP.

          3. In the case of death, all monies will be paid in accordance with the beneficiary named in the group insurance plan.

     Employment: Neither the action of FTP in establishing this Program nor any action taken by it under any provisions of this Program shall be construed as giving to any Participant the right to be retained in FTP's employ or any right to Program benefits or payments whatsoever, except to the extent of the benefits provided for by this Program. FTP expressly reserves the right at any time to dismiss any Participant without incurring any liability for any claim against itself for any payment whatsoever, except to the extent provided for in this Program.

     Felony Conviction: Notwithstanding any other provision of this Program, if a Participant is convicted of a felony involving fraud, misappropriation of funds, or other criminal activity of a similar nature involving FTP or its assets, illegal use of trade secrets or proprietary information gained while in the employ of FTP, such Participant's rights to any benefits under this Program shall be permanently and immediately forfeited.

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                               FTP SOFTWARE, INC.

                     1995 TARGETS FOR EXECUTIVE BONUS PLAN
                     -------------------------------------

          REVENUE PLAN:                               $140,000,000


          PROFIT PLAN
          (NET INCOME FROM
          OPERATIONS):                                $56,459,000


          CASH PLAN:                                  $117,000,000



The above targets are based upon the attached 1995 Budget and 1995 Cash Flow Analysis.

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